Exhibit 99.1

BPZ Energy Announces Pricing of Convertible Senior Notes Transactions

HOUSTON, TX - September 19, 2013 – BPZ Resources, Inc., (NYSE: BPZ) (BVL: BPZ), today announced that it has priced an offering of approximately $125.0 million of 8.50% Convertible Senior Notes due 2017 (the "2017 Notes"). The Company expects to use the proceeds from the issuance of the 2017 Notes to repurchase and retire $85.0 million of its existing $170.9 million principal amount of 6.50% Convertible Senior Notes due 2015 in individually negotiated transactions, on potentially varying terms, and for general corporate purposes, including to fund its exploration and production efforts or other projects or to reduce or refinance its outstanding debt or other corporate obligations.

The Company also currently intends to use cash on hand following the offering to repay the remaining $36 million balance under its secured bank debt facility.

The Company also granted the underwriters a 30-day option to purchase an additional $18.8 million of the 2017 Notes. In addition, the International Finance Corporation (IFC) holds the right to participate in the offering for up to 45 days after being notified of the terms of the offering, which, if exercised would increase the size of the offering. The Company expects to close the offering of the 2017 Notes on or about September 24, 2013, subject to the satisfaction of customary closing conditions.

The 2017 Notes are to be issued via an underwritten public offering, resulting in expected net proceeds of approximately $31.3 million, after repurchases and estimated offering expenses. Interest on the 2017 Notes will be paid semi-annually on April 1 and October 1 of each year. The notes will be convertible by holders under certain circumstances and during certain periods into shares of the Company’s common stock at an initial conversion rate of 249.5866 shares of common stock per $1,000 principal amount of notes, which is equivalent to an initial conversion price of approximately $4.01 per share of common stock, subject to adjustment. Upon conversion, holders will receive, at the Company’s discretion, cash, shares of the Company’s stock, or a combination thereof.

Holders of the 2017 Notes have the option to require the Company to purchase their outstanding notes, under certain conditions, at a price equal to 100% of the principal amount of the notes delivered for repurchase plus any accrued unpaid interest.

Raymond James & Associates, Inc. is acting as sole book-running manager of this offering. The 2017 Notes offering is being made only by means of a prospectus, forming a part of the Company’s effective shelf registration statement, related prospectus supplement and other related documents. You may obtain these documents at no cost by visiting EDGAR on the Securities and Exchange Commission website at www.sec.gov. Alternatively, copies of the prospectus supplement and accompanying prospectus relating to this offering may be obtained from Raymond James & Associates, Inc., 880 Carillon Parkway, St. Petersburg, FL 33716, Attention: Equity Syndicate (telephone: 800-248-8863 or email: prospectus@RaymondJames.com).

This announcement is neither an offer to sell nor a solicitation of an offer to buy any of these securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful.

BPZ ENERGY

Houston-based BPZ Energy, which trades as BPZ Resources, Inc. under ticker symbol BPZ on the New York Stock Exchange and the Bolsa de Valores in Lima, is an independent oil and gas exploration and production company which has license contracts covering approximately 2.0 million net acres in offshore and onshore Peru. The Company holds a 51% interest in offshore Block Z-1, which it is developing in partnership with Pacific Rubiales Energy Corp. BPZ Energy also holds 100% working interests in three onshore blocks in Peru. Please visit the Company's website at http://www.bpzenergy.comfor more information.

FORWARD LOOKING STATEMENT

This Press Release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward looking statements are based on our current expectations about our company, our properties, our estimates of required capital expenditures and our industry. You can identify these forward-looking statements when you see us using words such as “anticipates,” “intends,” “will,” “expects,” and other similar expressions. These forward-looking statements involve risks and uncertainties.

Our actual results could differ materially from those anticipated in these forward looking statements. Such uncertainties include the completion or success of the offering and the sale of the 2017 Notes, the anticipated terms of the 2017 Notes and the offering, the anticipated use of the proceeds from the offering, successful installation of our new platform in Corvina, the success of our project financing efforts, accuracy of well test results, results of seismic testing, well refurbishment efforts, successful production of indicated reserves, satisfaction of well test period requirements, successful installation of required permanent processing facilities, receipt of all required permits, the successful management of our capital expenditures, and other normal business risks. We undertake no obligation to publicly update any forward-looking statements for any reason, even if new information becomes available or other events occur in the future.

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Investor and Media Contact:

A. Pierre Dubois

Investor Relations & Corporate Communications

BPZ Energy

(281) 752-1240

pierre_dubois@bpzenergy.com